Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statements No. 033-62021, No. 333-112890 and No. 333-07128 of Lufkin Industries, Inc. on Form S-8 of our report dated February 8, 2012, relating to the consolidated financial statements as of and for each of the years in the three year period ended February 28, 2011, 2010 and 2009 of Quinn’s Oilfield Supply Ltd. which report expresses an unmodified opinion appearing in this Amendment No. 1 to Current Report on Form 8-K of Lufkin Industries, Inc. dated February 14, 2012.

/s/ Deloitte and Touche LLP
Independent Registered Chartered Accountants

Calgary, Alberta
February 14, 2012